EXHIBIT 10.2

Execution Copy

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (this “Agreement”), effective as of December 21, 2005 (the “Effective Date”), is entered into by and among Magellan Midstream Holdings, L.P., a Delaware limited partnership (“MMH”), and MGG Midstream Holdings, L.P., a Delaware limited partnership (“MGG”), (collectively, the “Parties” and each a “Party”).

RECITALS

WHEREAS, pursuant to Section 8.2(c) of the Purchase and Sale Agreement dated April 18, 2003, as amended, by and among Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., Williams GP LLC and MMH (the “PSA”), MMH is obligated to reimburse Magellan Midstream Partners, L.P., a Delaware limited partnership (“MMP”), for certain environmental liabilities (the “PSA Indemnity”);

WHEREAS, pursuant to Article VII of the New Omnibus Agreement dated June 17, 2003 by and among MMH, Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc. and The Williams Companies, Inc. (the “Omnibus Agreement”), MMH is obligated to reimburse MMP for certain general and administrative expenses in excess of a lower “cap” amount up to an upper “cap” amount;

WHEREAS, prior to the closing date of MMH’s initial public offering (the “IPO Closing Date”), MMH will have incurred expenses that will not have been paid by MMH or, on its behalf, by MGG;

WHEREAS, MMH and MGG desire to enter into this Agreement to evidence MGG’s agreement and obligation to reimburse MMH for its obligations under each of (i) the PSA Indemnity; (ii) the Omnibus Agreement; and (iii) all expenses incurred by MMH prior to the IPO Closing Date but not paid prior to such date; and

WHEREAS, on the date hereof, MGG and MMH will enter into an escrow agreement whereby MGG will escrow sufficient funds to meet its reimbursement obligations to MMH under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below in the Sections referred to below.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph.

“Change of Control” shall have the meaning assigned to such term in the Omnibus Agreement.

“Effective Date” is defined in the introductory paragraph.

“Escrow Agreement” is defined in Section 2.2.

“IPO Closing Date” is defined in the recitals.

“MGG” is defined in the introductory paragraph.

“MMH” is defined in the introductory paragraph.

“MMP” is defined in the recitals.

“Omnibus Agreement” is defined in the recitals.

“Parties” is defined in the introductory paragraph.

“Partnership Agreement” shall mean that Third Amended and Restated Agreement of Limited Partnership of MMH, as it may be amended and restated from time to time.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.

“PSA” is defined in the recitals.

“PSA Indemnity” is defined in the recitals.

Section 1.2 Construction. Unless the context requires otherwise: (1) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (2) references to Articles and Sections refer to Articles and Sections of this Agreement; and (3) references to money refer to legal currency of the United States of America.

ARTICLE II

REIMBURSEMENT OBLIGATIONS

Section 2.1 Reimbursement Obligation.

(a) From and after the date hereof, MGG hereby agrees to reimburse MMH for any and all amounts paid by MMH at any time and from time to time under the PSA Indemnity.

(b) From and after the date hereof, MGG hereby agrees to reimburse MMH for any and all amounts paid by MMH at any time and from time to time under the Omnibus Agreement.

(c) From and after the IPO Closing Date, MGG hereby agrees to reimburse MMH for any and all obligations or expenses incurred by MMH or Magellan GP LLC prior to the IPO Closing Date that are not paid in full prior to such date.

Section 2.2 Escrow Agreement. On or prior to the date hereof, MGG hereby agrees to enter into an escrow agreement with MMH in a form reasonably satisfactory to each of such parties (the “Escrow Agreement”), pursuant to which MGG will deposit funds into escrow in an amount sufficient to satisfy its obligations to MMH under clauses (a) and (b) of this Agreement, which shall be an amount not less than the present value of MGG’s good faith determination of the future payments required pursuant to such clauses, discounted at four percent (4%), or not less than $6.7 million in the case of MGG’s obligations under clause (a) of Section 2.1 above and not less than $13.6 million in the case of MGG’s obligations under clause (b) of Section 2.1 above. On or prior to the IPO Closing Date, MGG will pursuant to the Escrow Agreement deposit funds into escrow in an amount sufficient to satisfy its obligations to MMH under clause (c) of this Agreement, which shall be an amount not less than the present value at the time of such deposit of MGG’s good faith determination of the future payments required pursuant to such clause (c), discounted at four percent (4%).

ARTICLE III

PAYMENTS; TERM

Section 3.1 Payments.

(a) Any payment required to be made by MGG hereunder shall be made without setoff, deduction or counterclaim not later than 4:00 p.m. (Tulsa, Oklahoma time) on the day when due to MMH pursuant to paragraphs (b) and (c) below. Funds received after such time shall be deemed to have been received on the next Business Day.

(b) Any payment required to be made by MGG hereunder shall be made within 30 days of MGG’s receipt of notice of such obligation.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day.

Section 3.2 Term

(a) This Agreement shall be effective as of the Effective Date and shall continue in effect until all obligations of MMH under the PSA Indemnity and the Omnibus Agreement and all obligations of MGG under clause (c) of Section 2.1 above have been satisfied.

(b) Upon a Change of Control of MMH or MGG, this Agreement shall terminate and all amounts due hereunder at such time shall be paid. All amounts that have been deposited under the Escrow Agreement pursuant to clauses (a) or (c) of Section 2.1 above shall be disbursed to MMH immediately following the completion of such Change of Control. All other amounts not due at such time that are deposited under the Escrow Agreement shall be disbursed to MGG immediately following the completion of such Change of Control.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of MMH. MMH hereby represents and warrants to MGG as follows:

(a) Organization. MMH is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware; MMH is duly qualified and in good standing in the jurisdictions required in order to perform its operations, except where failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on MMH; and MMH has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Authorization; Enforceability. MMH has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of MMH, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) No Conflicts. The authorization, execution, delivery, and performance of this Agreement by MMH does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its certificate of limited partnership or the Partnership Agreement, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on MMH or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notice, the failure of which to obtain or make would not have a material adverse effect on MMH or on its ability to perform its obligations hereunder.

Section 4.2 Representations and Warranties of MGG. MGG hereby represents and warrants to MMH as follows:

(a) Organization. MGG is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware; MGG is duly qualified and in good standing in the States required in order to perform its operations, except where failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on MGG; and MGG has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Authorization; Enforceability. MGG has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of MGG, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) No Conflicts. The authorization, execution, delivery, and performance of this Agreement by MGG does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its certificate of limited partnership or the Partnership Agreement, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on MGG or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notice, the failure of which to obtain or make would not have a material adverse effect on MGG or on its ability to perform its obligations hereunder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents (including copies thereof) to be sent to any Party must be sent to or made at the address given below for such Party.

Address for Notices:	MMH:	MGG:

	Magellan Midstream Holdings, L.P.	MGG Midstream Holdings, L.P.
	One Williams Center	One Williams Center
	Tulsa, Oklahoma 74172	Tulsa, Oklahoma 74172

	Attention: Mr. Lonny Townsend	Attention: Mr. Lonny Townsend
	Facsimile: (918) 573-6928	Facsimile: (918) 573-6928

Section 5.2 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 5.3 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 5.4 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties.

Section 5.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 5.6 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR THE INTERPRETATION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 5.8 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.

Section 5.9 Counterparts. This Agreement may be executed in counterparts with the same effect as if each signing party had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By: Magellan Midstream Holdings GP, LLC, its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

MGG MIDSTREAM HOLDINGS, L.P.

By: MGG Midstream Holdings GP, LLC, its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

[signature page to Reimbursement Agreement]